[UNITED NATURAL FOODS, INC. LETTERHEAD]

              UNITED NATURAL FOODS, INC. PROVIDES OUTLOOK FOR 2004


Dayville, Connecticut - July 7, 2003 -- United Natural Foods, Inc., (Nasdaq:
UNFI) announced today that it anticipates revenues, for the fiscal year ending July 31, 2004, in the range of $1.55 billion to $1.57 billion, representing growth of approximately 15% over fiscal year 2003. The Company also noted that gross margin is expected to be in the high 19% to low 20% range. The gross profit figures reflect the impact of the adoption of the Financial Accounting Standards Board's Emerging Issues Task Force Issue No. 02-16, "Accounting by a Customer (Including a Reseller) for Certain Consideration Received from a Vendor," which requires the reclassification of advertising income to cost of goods sold from operating expenses. The adoption of this pronouncement will have no impact on operating income, net income or earnings per share in fiscal year 2003 or fiscal year 2004.

The Company expects earnings per diluted share, excluding potential special items, in the range of $1.42 - $1.46 per share. This guidance reflects the impact of compliance with Section 404 of the Sarbanes-Oxley Act, which is expected to negatively impact fiscal 2004 earnings by approximately $0.02 per share. Special items may include non-cash expense related to the change in fair value of interest rate swaps and related option agreements caused by unfavorable changes in yield curves, and labor, moving and other costs related to the expansion of the Company's Iowa City, Iowa, Dayville, Connecticut and Bridgeport, New Jersey distribution facilities. A description of the Company's use of non-GAAP information is provided under "Non-GAAP Results" below.

Steven Townsend, the Company's Chief Executive Officer, commented, "With the acquisition and ongoing integration of Blooming Prairie and Northeast Cooperatives and the recent completion of our Chesterfield, New Hampshire expansion we remain well positioned to capitalize on the growing market for natural products. Looking forward into fiscal 2004, we will continue to pursue a broad range of internal and external growth strategies. Central to this focus is an emphasis on maximizing profitability, expanding our customer base and increasing our penetration with existing accounts. Furthermore, our fiscal 2004 plan includes taking advantage of historically low interest rates by scheduling several capital projects that were originally planned for fiscal 2005. Therefore, we expect capital expenditures for fiscal 2004 to range from $24 million to $28 million."

      a)    About United Natural Foods

United Natural Foods, Inc. carries and distributes over 30,500 products to more than 11,000 customers nationwide. The Company serves a wide variety of retail formats including conventional supermarket chains, natural product superstores and independent retail operators.

For more information on United Natural Foods, Inc., visit the Company's web site at www.unfi.com.

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AT THE COMPANY:               AT FRB/WEBER SHANDWICK:
Rick D. Puckett               Joseph Calabrese        Vanessa Schwartz
Chief Financial Officer       General Information     Analyst Information
(860) 779-2800                (212) 445-8434          (212) 445-8433

"Safe Harbor" Statement under the Private Securities Litigation Reform Act of 1995: Statements in this press release regarding United Natural's business which are not historical facts are "forward-looking statements" that involve risks and uncertainties. For a discussion of such risks and uncertainties, which could cause actual results to differ from those contained in the forward-looking statements, including but not limited to general business conditions, the impact of competition and our dependence on principal customers, see "Risk Factors" in the Company's quarterly report on Form 10-Q filed with the Commission on June 16, 2003, and its other filings under the Securities Exchange Act of 1934, as amended. Any forward-looking statements are made pursuant to the Private Securities Litigation Reform Act of 1995 and, as such, speak only as of the date made. United Natural is not undertaking to update any information in the foregoing reports until the effective date of its future reports required by applicable laws.

Non-GAAP Results: To supplement its financial statements presented on a GAAP basis, the Company uses non-GAAP additional measures of operating results, net earnings and earnings per share adjusted to exclude special charges. The Company believes that the use of these additional measures is appropriate to enhance an overall understanding of its past financial performance and also its prospects for the future as these special charges are not expected to be part of the Company's ongoing business. The adjustments to the Company's GAAP results are made with the intent of providing both management and investors with a more complete understanding of the underlying operational results and trends and its marketplace performance. For example, these adjusted non-GAAP results are among the primary indicators management uses as a basis for its planning and forecasting of future periods. The presentation of this additional information is not meant to be considered in isolation or as a substitute for net earnings or diluted earnings per share prepared in accordance with generally accepted accounting principles in the United States.